BEAUMONT FINANCIAL PARTNERS, LLC

CODE OF ETHICS

I.

Standard of Conduct

In recognition of the tremendous trust and confidence placed in our firm by our clients, Beaumont Financial Partners (BFP) has updated its Code of Ethics to better educate and guide its partners, associates and employees (BFP Personnel) in fulfilling its fiduciary responsibility to the firm’s clients. All components and rules set forth in the following Code of Ethics are effective immediately and replace the prior version of Beaumont’s Code of Ethics.

BFP Personnel must read and adhere to Beaumont’s Code of Ethics, and are required to certify their comprehension in writing on an annual basis. In addition to the Code, all BFP Personnel must also comply with state and federal securities laws (including the Insider Trading Laws). All employees, partners and principals who give financial advice to clients must comply with all FINRA, SEC, State Securities and State Insurance licensing, exam and continuing education requirements. Any questions regarding licensing or registration requirements should be directed to Michael Snyder or Ted Hurley (BFP Compliance).

II.

Protection of Client Information

All Beaumont Personnel (and affiliate personnel) are expected to adhere to BFP’s Client Privacy Policy and Written Information Security Program. It is essential that each client’s personal information is protected and only shared when necessary for business purposes (opening new accounts/applications, etc.) Clients trust BFP with their information, both personal and financial, and it is BFP’s responsibility to ensure all efforts are made to keep that information from being compromised.

III.

Material Nonpublic Information

All access persons are to protect clients’ investment holdings and transactions (including pending transactions) and treat them in accordance with the guidelines set forth in BFP’s Insider Trading rules. Furthermore, access persons shall not use material, nonpublic information in a manner that would violate any insider trading, or other, laws.

Background Information

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Beaumont Financial Partners to stringent penalties. Criminal sanctions may include a fine of up to

$1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring individuals from the securities industry. Finally, supervised persons and Beaumont Financial Partners may be sued by investors seeking to recover damages for insider trading violations.

Beaumont’s Prohibition of Insider Trading

The rules contained in this Code apply to securities trading and information handling by supervised persons of Beaumont Financial Partners and their immediate family members.

The insider trading laws are unsettled and are continuously being modified. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question or conversation with BFP Compliance or a Managing Partner can avoid disciplinary action or complex legal problems. You must notify Michael Snyder or Ted Hurley immediately if you have any reason to believe that a violation of this Code has occurred, is about to, or has the potential to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (investment funds, private or other accounts, etc. managed by Beaumont Financial Partners), while in the possession of material, nonpublic information. In addition, no personnel of Beaumont Financial Partners may communicate material, nonpublic information to others as this would be a violation of the law.

The only exception would be alerting Compliance about the information in question.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information that, once disclosed, would likely have a substantial effect on the price of a company’s securities. There are no simple tests to determine when information is material. Assessing the materiality of information involves a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Ted Hurley or Michael Snyder.

Material information often relates to a company’s results and operations, or extraordinary management developments. The following could all be considered insider information if uncovered before it is released to the public:

•

dividend changes,

•

earnings results,

•

changes in previously released earnings estimates,

•

significant merger or acquisition proposals or agreements,

•

management changes (ie – CFO, etc.)

•

major litigation, and

•

liquidation problems, among others.

Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material.

Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers, but also to Beaumont Financial Partners' securities recommendations, client holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information can be deemed public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape”, The Wall Street Journal, official company press release or online posting, or some other publication of general circulation, and has had sufficient time to have been disseminated widely.

3. Identifying Inside Information

Before submitting any trade for yourself or any accounts managed by Beaumont Financial Partners (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•

Report the information and proposed trade immediately to BFP Compliance.

•

Do not purchase or sell the securities on behalf of yourself or others (including investment funds or in private or personal accounts managed by the firm).

•

Do not communicate the information inside or outside the firm, other than to Ted Hurley and/or Michael Snyder.

•

After Ted Hurley has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

•

If Ted Hurley or Michael Snyder is not in the office and an employee or partner needs guidance on handling with a potential insider trading situation, the person should seek guidance from his designee or one of BFP’s Managing Partners.

You should consult with BFP Compliance or a Beaumont Managing Partner before taking any action. This degree of caution will protect BFP’s clients, the firm and you.

4. Contact with Public Companies

Contact with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Beaumont Financial Partners, or another person subject to this Code, becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Beaumont Financial Partners must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact BFP Compliance immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of Beaumont Financial Partners and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

BFP Compliance may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling any securities while they are on the restricted list. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Ted Hurley or Michael Snyder shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

BFP Compliance may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to BFP Compliance and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

IV.

Personal Securities Trading

The firm employs the general principle that all personal securities transactions avoid the appearance of, or an actual conflict of interest. In addition, all personnel are required to avoid actions or activities that allow a person to profit from one’s position in the firm or otherwise bring into question the person’s integrity or judgment.

BFP prohibits all partners, associates and employees from commingling clients’ funds and “front-running.” Front-running is the act of trying to profit by buying or selling securities in one’s personal account(s) before doing so in clients’ accounts.

Whenever possible, BFP access persons must buy or sell securities, which they are recommending for clients, in block orders with client transactions. In these instances, all accounts participating in the block trade will receive the same, aggregate price for the security being bought or sold. This is to help ensure BFP access persons are getting the same price and commission schedule as BFP clients.

If a block order is not available when a BFP access person is looking to buy or sell a security that BFP’s clients also own, the access person is responsible for performing the appropriate research and due diligence to ensure that the transaction will not give the appearance of front-running. BFP’s partners, associates and employees must obtain pre-clearance approval for certain securities transactions. Please see the attached glossary for an explanation of terms.

BFP’s partners, associates and employees are prohibited from short-selling a security that BFP’s

Investment Committee is buying or holding for clients.

Rule 204A-1 considers an access person as “a supervised person who has access to nonpublic information regarding clients’ purchase or sales of securities, is involved in making securities recommendations to clients or those who have access to such recommendations that are, or may be, nonpublic.” A complete list of BFP’s access persons is maintained by Michael Snyder (Compliance Officer).

Personal trading is allowed in employee accounts and is considered a privilege. BFP personnel, and affiliated personnel, are expected to adhere to all BFP policies and procedures, as well as regulatory guidelines, with regards to personal trading. Trade requests should be reasonable, not excessive, and should not interfere with completing ones work.

V.

Initial and Annual Holding Reports/Quarterly Transaction Reviews

All employees must provide BFP Compliance with an initial, current, complete report of their personal securities holdings within 10 days of their starting employment. BFP Compliance will also collect holding reports / statements for each employee account at the end of each calendar year.

Additionally, each employee is required to provide a copy of all personal securities transactions to Michael Snyder at the end of each quarter. The transactions are due no later than 30 days after the close of each quarter. These statements will enable Compliance to conduct quarterly trade reviews to ensure proper approval is being received, when necessary, prior to trades being executed. This also allows Compliance to verify whether or not trades were done unlawfully, in a manner inconsistent with company policy or give the impression they were done in such a manner.

For personal accounts that are maintained by a BFP custodian (and are on BFP’s electronic download), the employee would not have to provide copies of their statements to BFP since the data could be obtained electronically. The same is also true for employee personal accounts that are held by other custodians where BFP’s Compliance Department has been added as an interested party for all brokerage statements.

BFP associates should use the following guidance for accounts statements that need to be reported quarterly to BFP Compliance:

•

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

The following five securities holdings are not required to be reported to the CCO:

•

Transactions/holdings in direct obligations of the U.S. Government.

•

Shares of money market funds.

•

Money market instruments – commercial paper, bank certificates of deposit, bankers’ acceptance and other high quality short-term debt instruments.

•

Transactions/holdings in mutual funds, unless the adviser or a control affiliate acts as the investment adviser.

•

Transactions in units of a unit investment trust if the trust is invested exclusively in unaffiliated mutual funds.

VI.

Initial Public Offerings and Private Placements

BFP Personnel, or affiliate personnel, shall not participate in any initial public offering (IPO) of a common stock. Access persons are to allocate common stock IPO’s that are made available by BFP’s custodians only to clients in the manner disclosed in Form ADV Part II. This should only be done if they deem the IPO to be a good investment opportunity as well as a suitable investment for the client.

Before any member of BFP Personnel invests in a private placement, they must obtain written approval from either BFP Compliance or a Managing Partner. Neither a Managing Partner nor Compliance can approve their own private placement investment.

VII.

Marketing Communication and Advertisements

All correspondence (especially marketing and advertising material) provided to clients, prospects or other advisors must be appropriate for the recipient and not be misleading. It is important to provide complete and accurate information, as well as full disclosure of inherent risks, to allow the client to make a sound decision of how they would like to invest. The material provided should only account for a portion of the information that is used in making an investment decision, along with risk tolerance, time horizon and their overall financial situation. This does not take away from the importance, or the requirement, that any information provided by Beaumont be fair and balanced.

General correspondence, including emails and mailings, are periodically reviewed and spot checked by Compliance. All marketing and advertising material must be reviewed and approved by Compliance before it is made available for distribution.

VIII.

Reporting Violations

All alleged violations of the Code are to be reported promptly to BFP Compliance. In the event that Compliance is unavailable the alleged violation is to be reported to one of the Managing Partners. BFP Compliance is to investigate and document all reported alleged violations and will keep the Managing Partners apprised of the investigations. Anonymous reporting of alleged violations is also allowed.

In the event that an employee inadvertently violates the code, he/she shall promptly self report the violation to Ted Hurley or Michael Snyder. Violations may also be reported to any of the Managing Partners in their absence.

IX.

Employee Education and Acknowledgement

BFP Personnel are provided a copy of the Code of Ethics, and will be given any future amendments by BFP Compliance. Each person is trained on the principles and procedures outlined in the Code by BFP Compliance, and new hires are also provided a copy of the Code, which is gone over, in detail with them.

Annually, the above are to acknowledge, in writing, that they have received, read and understand the Code.

If at anytime a BFP associate has a compliance question or concern, they should immediately set up a meeting with BFP Compliance and/or one of the Managing Partners.

X.

Adviser Review and Enforcement

BFP Compliance and Managing Partners are responsible for enforcing the Code of Ethics. Ted

Hurley or Michael Snyder will review personal securities holdings and transactions of BFP Personnel for their adherence to the Code of Ethics. Transactions will be reviewed for any trading improprieties such as front-running or preferential pricing, allocations and commissions for access persons.

Any possible violations of the Code of Ethics are to be thoroughly investigated by BFP Compliance and or Managing Partners. All potential violations of the Code, specifically those deemed to be legitimate after an initial, thorough investigation, will be taken seriously. Depending upon the severity of the infraction, the Managing Partners and BFP Compliance will determine the appropriate punishment. The punishment could be anything from a written warning to probation or termination. BFP Compliance or a Managing Partner will notify the appropriate local authorities, Mass. Securities Division or SEC if the violation necessitates that action.

XI.

Recordkeeping

BFP Compliance is responsible for keeping copies of the following documents for a retention period that satisfies the requirements of the amended rule 204-2(a):

•

All versions of the Code of Ethics.

•

Reports of violations of the code and actions/punishments taken as a result of the violations.

•

Written acknowledgement of the receipt of the code by all supervised persons.

XII.

Form ADV Disclosure

The key components of the Code of Ethics are included in BFP’s Form ADV Part II.  This allows existing and prospective clients to better understand BFP’s ethical culture and standards. Upon written or verbal request, clients will be provided with a copy of BFP’s Code of Ethics free of charge. The CCO or designee is responsible for ensuring a current summary of the Code of

Ethics is included in the Form ADV.

XIII.

Gift Policy

Giving, receiving or soliciting gifts may create an appearance of impropriety or raise a potential conflict of interest. Beaumont Financial Partners has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Beaumont Financial Partners’ policy with respect to gifts and entertainment is as follows:

•

Supervised persons should not accept or give any gifts or favors that might influence the decisions, or that others might reasonably believe would influence those decisions, you or the recipient must make in business transactions involving Beaumont Financial Partners. Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.

•

Entertainment that satisfies these requirements and conforms to generally accepted business practices is permissible;

•

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

•

All gifts and entertainment, whether given or received, should be reported to Ted Hurley or Michael Snyder prior to being issued or accepted. If advance notice is not possible, notification should be given promptly after.

Reporting Requirements

•

Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Beaumont Financial Partners, including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on FINRA rule), must obtain consent from Ted Hurley or Michael Snyder before accepting such gift.

•

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Beaumont Financial Partners.

•

This gift reporting requirement is for the purpose of helping Beaumont Financial Partners monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Ted Hurley or Michael Snyder before or giving or receiving a gift that could give the appearance of impropriety or may raise a potential conflict of interest.

XII.

Trusteeship

Due to the inherent risks and potential conflicts of interests in being a trustee, BFP implemented a procedure, effective July 1, 2009, and can be summarized as:

All BFP Personnel must obtain authorization from BFP Compliance and one of the Managing Partners before he or she is named trustee or successor trustee on a BFP’s client investment account or insurance contract. A Managing Partner cannot grant his own approval.

BFP authorization is not required for employees or partners if they wish to become a trustee or successor trustee on their own personal/family accounts or insurance contracts (i.e. revocable and Family Trusts). However, these employees and partners still need to make sure they adhere to the custody rules and regulations, as well as fulfilling their fiduciary responsibilities as trustee. Any questions regarding these rules and responsibilities should be directed to BFP Compliance or one of the Managing Partners.

XIII.

Use of BFP Credit Card

Use of BFP’s credit card is confined to business use on behalf of BFP. Any associate needing to use it must have prior permission from Amy Emkey, Larry Fiore or Ted Hurley. The card must be returned to Amy Emkey immediately after use with a receipt for the expense(s) involved.

BEAUMONT FINANCIAL PARTNERS, LLC

CURRENT ACCESS PERSONS

(Not for public distribution)

Thomas Cahill

Amy Emkey

Peter Girard

David Haviland

Edward Hurley

Dan Jacob

Forbes Barber	(effective November 2008)

Brandon Beauvais	(effective July 2008)

Adam Bourk	(effective June 2009)

Daniela Ciavattone	(effective November 2010)

Brian Corcoran	(effective March 2011)

Rob DePascale	(effective July 2010)

Phil Dubuque	(effective October 2010)

Lawrence Fiore	(effective July 2007)

Charles Garabedian	(effective April 2007)

Jeff Herman	(effective June 2011)

Michael Snyder	(effective January 2010)

Michael Stack	(effective January 2007)

Adam White	(effective January 2010)

Dan Zibinskas	(effective October 2011)

CODE OF ETHICS

GLOSSARY

For the purposes of this Code, the following definitions shall apply:

•

“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

•

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•

“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Beaumont Financial Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Beaumont Financial Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•

“Supervised person” means directors, officers and partners of Beaumont Financial Partners (or other persons occupying a similar status or performing similar functions); employees of Beaumont Financial Partners; and any other person who provides advice on behalf of Beaumont Financial Partners and is subject to Beaumont Financial Partners' supervision and control.

Sources used to prepare this Code:

SEC Release Nos. IA-2256, IC-26492; File No. S7-04-04

National Regulatory Sources ComplianceEase Product

CODE OF ETHICS ANNUAL/INITIAL ACKNOWLEDGEMENT

******************************************************************************

•

I have received, read, understand and agree to adhere to the Beaumont Financial Partners, LLC Code of Ethics.

BFP Associate

Date